Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Jenny Graef, 949.417.4347
jgraef@shopoff.com

mailto:
Shopoff Properties Trust Sells
Winchester Hills Residential Project in Riverside County, California
Irvine, California (March 20, 2009) — Shopoff Properties Trust, Inc. has announced the sale of the Winchester Hills residential project. This property, 469 Graded Residential Units in Southwest Riverside County, California, was the first asset acquired by Shopoff Properties Trust on December 31, 2008.
The property, part of the Winchester Hills Specific Plan, was purchased from Pulte Homes for $2 million, according to William A. Shopoff, President and Chairman of Shopoff Properties Trust, and was sold for $5 million to a local developer. Shopoff Properties Trust was represented by William D. Jager of The Jager Company, Ltd., while the buyer was represented by Michael K. Ryan of CastleLyons Corporation.
The project was purchased from Pulte Homes, and is within the Winchester Hills Specific Plan, which is a master plan for more than 5,600 homes, with parks, schools, and commercial uses. The business plan for Shopoff Properties Trust was to hold the property for long-term investment until market conditions warranted a sale, or multiple phased sales, but Shopoff Properties Trust received two unsolicited offers and decided to sell the property, as Shopoff Properties Trust continues to see opportunities where it could redeploy the capital generated by this sale.
The Winchester Hills project includes 244 rough graded 7,200 square foot residential lots and a graded superpad with entitlements for 225 attached residential condominium units. The property is situated on the northwest corner of the intersection of Newport Road/Domenigoni Parkway and Leon Road, north of Temecula and just east of Menifee.
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About Shopoff Properties Trust
Shopoff Properties Trust is a publicly registered, privately traded real estate investment trust (REIT). Shopoff Properties Trust REIT is advised by Shopoff Advisors, L.P., and is sponsored by The Shopoff Group, L.P. The primary focus of Shopoff Properties Trust is to acquire undeveloped real estate assets and enhance the value of such land holdings through land planning and design, engineering and processing of tentative tact maps, and obtaining required environmental approvals
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors covered by these laws. Historical results and trends should not be taken as indicative of future operations. Forward looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “prospects” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: changes in economic conditions generally and in the real estate market specifically; legislative/regulatory changes, including laws governing the taxation of REITs; availability of capital; interest rates; our ability to service our debt; competition; supply and demand for undeveloped land and other real estate in our proposed market areas; and other risk factors as outlined in company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.
THIS IS NEITHER A SOLICITATION TO BUY NOR AN OFFER TO SELL TO ANY PERSON IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED BY STATE LAW.